Exhibit 99.1
SXC HEALTH SOLUTIONS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
- Adjusted EBITDA increases to $11.9 million from $3.7 million -
Lisle, Illinois, November 6, 2008 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three- and nine-month periods ended September 30, 2008. Financial references are in U.S. dollars unless otherwise indicated.
SXC completed the acquisition of National Medical Health Card Systems, Inc. (“NMHC”) on April 30, 2008. Therefore, financial results reported for Q3 2008 and for the nine months ended September 30, 2008 (“year-to-date” or “YTD”) include three and five months of contribution from the acquired NMHC business, respectively.
Q3 2008 Operational Highlights
•	Revenue was $318.1 million, compared to $22.2 million in Q3 2007

•	Gross profit was $34.9 million compared to $11.9 million in Q3 2007

•	Adjusted EBITDA[1] was $11.9 million compared to $3.7 million in Q3 2007

•	Net income was $3.5 million, or $0.15 per share (diluted), compared to $2.7 million, or $0.12 per share (diluted), in Q3 2007

•	Non-GAAP adjusted earnings per share [1] (diluted), which excludes the NMHC transaction-related amortization, was $0.24 for the quarter

•	Adjusted prescription claim volume[1] for the PBM segment was 8.9 million

•	Gross margin per adjusted prescription for the PBM segment was $2.77

•	Transaction processing volume for the HCIT segment, which no longer includes contribution from informedRx, was 103.3 million

•	Strong year-to-date cost synergies achieved from the acquisition of $5.0 million

•	Awarded two contracts in the State of South Dakota, including a $10 million three-year contract to provide technology and services related to the development of South Dakota’s new Medicaid Management Information System

•	Expanded relationship with the State of Arkansas with the sale of Pathfinder™ PRO

•	Achieved successful launch of the three-year $35 million Pharmacy Benefits Manager (PBM) contract with the State of Tennessee’s, Bureau of TennCare

•	Subsequent to quarter-end, went live in the State of Washington to support prescription drug claims and rebate contract management services for their Medicaid program
“Strong financial performance in Q3 combined with our outlook for the remainder of the year has enabled us to raise our 2008 guidance. We are projecting higher results despite the current economic headwinds,” said Mark Thierer, President and CEO of SXC. “Our integration of NMHC is moving along ahead of plan. During the quarter we won several new contracts including work with the State of South Dakota — the fifth state where we are supporting Medicaid programs. As we complete the steps of our integration and move into 2009, we are laying the groundwork to enhance our sales capabilities and establish the foundation from which SXC can realize its significant growth potential.”

Q3 and Year-to-date Financial Review2
Revenue and gross profit segmented by PBM and HCIT was as follows:*
Three months ended September 30, (in thousands)

	PBM		HCIT		Consolidated
	2008	2007	2008	2007	2008	2007
Revenue	$297,178	$—	$20,923	$22,209	$318,101	$22,209
Gross profit	$24,524	$—	$10,362	$11,909	$34,886	$11,909
Gross profit %	8.3%	—	49.5%	53.6%	11.0%	53.6%
Nine months ended September 30, (in thousands)

	PBM		HCIT		Consolidated
	2008	2007	2008	2007	2008	2007
Revenue	$502,038	$—	$68,135	$69,619	$570,173	$69,619
Gross profit	$41,338	$—	$36,868	$39,996	$78,206	$39,996
Gross profit %	8.2%	—	54.1%	57.4%	13.7%	57.4%
*In reviewing the above tables, it is important to note that the revenue for SXC’s legacy informedRx business is captured in the HCIT segment for 2007 and in the PBM segment for 2008. As a result, the HCIT segment shows a slight decline in revenue for the three- and nine-month periods ended September 30, 2008, due to the inclusion of some of the previously classified HCIT business now recorded in the new PBM segment.
PBM revenue was $297.2 million for Q3 2008 and $502.0 million for the YTD period. These figures reflect the addition of the NMHC business, as well as the informedRX business of SXC. NMHC contracts are recorded on a gross-dollar basis to the underlying prescription whereas revenues from the majority of SXC’s historical contracts are recorded net as an agent.
Q3 2008 revenue for the HCIT segment consisted of $15.6 million of recurring revenue and $5.3 million of non-recurring revenue, compared to $17.3 million and $4.9 million, respectively, in the same period last year. Recurring revenue consisted of transaction processing revenue of $11.6 million, down 12% from $13.2 million in Q3 2007, and maintenance revenue of $4.0 million, down 2% from $4.1 million in Q3 2007. The decline in transaction processing revenue is due to the fact that informedRx revenue is reported in the PBM segment for 2008 and was reported in the HCIT segment in 2007. Overall, recurring revenue accounted for 75% of HCIT revenue in Q3 2008, compared to 78% in Q3 2007.
Q3 2008 non-recurring revenue consisted of system sales revenue of $1.5 million, consistent with $1.5 million last year, and professional service revenue of $3.8 million, up 12% from $3.4 million in Q3 2007.
Revenue for the YTD period in the HCIT segment was comprised of $50.5 million of recurring revenue and $17.6 million of non-recurring revenue, compared to $52.4 million and $17.2 million, respectively, in the same period last year. Recurring revenue consisted of transaction processing revenue of $38.2 million, down 5% from $40.1 million last year, and maintenance revenue of $12.3 million consistent with $12.3 million last year. Overall, recurring revenue accounted for 74% of HCIT revenue for the YTD period, compared to 75% in the same period last year.

Non-recurring revenue for the YTD period consisted of system sales revenue of $6.9 million, down 4% from $7.2 million last year, and professional service revenue of $10.7 million, up from $10.0 million last year.
Acquisition Synergies
The Company’s strong financial performance has been assisted by the achievement of cost efficiencies related to the acquisition of NMHC. Year-to-date, the Company has achieved $5.0 million of cost synergies comprised of approximately $3.5 million of lower SG&A costs and $1.5 million of savings on the consolidation of capital assets and related depreciation expense, and additional savings from consolidated tax rates. Achieved in the first five months following completion of the transaction, these cost synergies are well in-line with the Company’s forecast of $6.0-$8.0 million of cost synergies within the first 12 months post-acquisition.
Product Development Costs
Q3 2008 product development costs were $2.5 million, compared to $2.4 million for Q3 2007. Product development costs for the YTD period were $7.4 million, compared to $8.0 million in the prior year period.
Selling, General and Administration (“SG&A”) Costs
Q3 2008 SG&A costs were $21.9 million compared to $7.3 million for Q3 2007. SG&A for the YTD period was $47.3 million, compared to $20.5 million in the same period last year. The increase is largely attributable to the acquisition of NMHC.
Adjusted EBITDA1
Q3 2008 adjusted EBITDA was $11.9 million, compared to $3.7 million for Q3 2007. For the YTD period, adjusted EBITDA was $27.8 million, compared to $14.9 million in the same period last year. Adjusted EBITDA increased year-over-year due in part to the addition of the NMHC business, the increase in overall revenue, synergies generated from the acquisition, and offset in part by the addition of NMHC’s operating expenses.
Income Taxes
Q3 2008 income tax expense was $1.3 million, representing an effective tax rate of 27%, compared to a $0.3 million income tax benefit in Q3 2007. For the YTD period, income tax expense was $3.5 million, representing an effective tax rate of 25%, compared to a $2.6 million income tax expense, representing an effective tax rate of 22% in the same period last year.
Net Income
Q3 2008 net income was $3.5 million, or $0.15 per share (diluted), compared to $2.7 million, or $0.12 per share (diluted) in Q3 2007. Net income for the YTD period was $10.2 million, or $0.44 per share (diluted), compared to $9.4 million, or $0.43 per share (diluted) in the same period last year.
Q3 2008 non-GAAP adjusted earnings per share1 was $0.24 per share (diluted). Non-GAAP adjusted earnings per share1 for the YTD period was $0.61 per share (diluted).

Cash from Operations
SXC continues to generate strong cash from operations. For the YTD period, SXC generated cash from operations of approximately $20.6 million, compared to $11.7 million in the same period last year. The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposit and rebate payments it receives for certain customers. Net of pharmacy deposits and rebates payments, Q3 2008 and YTD cash from operations were approximately $3.3 million and $24.6 million, respectively. This compares to cash from operations of $2.6 million and $11.3 million in the corresponding periods of the prior year.
At September 30, 2008 and December 31, 2007, the Company had cash and cash equivalents totalling $51.6 million and $90.9 million, respectively. The decrease is primarily related to the cash paid in the acquisition of NMHC, and partially offset by the $46.5 million borrowed under a term loan.
2008 Financial Guidance
With today’s announcement, SXC is revising its guidance as follows:
•	Revenue of $840-$855 million, from $825-$875 million

•	Gross profit of $112-$114 million, up from $106-$114 million

•	Adjusted EBITDA of $39-$40 million, up from $35-$39 million

•	Non-GAAP adjusted earnings per share[1] (diluted) of $0.78-$0.82 (excluding the NMHC transaction-related amortization), up from $0.61-$0.70

•	GAAP EPS (diluted) of $0.54-$0.58 (including the amortization directly related to the NMHC acquisition), up from $0.41-$0.50
The Company reconfirms that it is ahead of its objective of generating $6-$8 million of synergies in the first 12 months following closing of the NMHC transaction, and $12-$14 million of synergies in the subsequent 12 months.
Notice of Conference Call
SXC will host a conference call on November 6, 2008 at 8:30AM (ET) to discuss its financial results. Mark Thierer, President and CEO, and Jeff Park, Executive Vice President Finance and CFO will co-chair the call. All interested parties can join the call by dialing 416-644-3427 or 1-800-814-4862. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, November 13, 2008 at midnight. To access the archived conference call, please dial 416-640-1917 or 1-877-289-8525 and enter the reservation code 21286266 followed by the number sign.
A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.
1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Three such measures are adjusted earnings per share, adjusted EBITDA, and adjusted prescription volume, which are non-GAAP financial measures. SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.

Adjusted earnings per share is a non-GAAP measure which takes earnings per share and adds back the impact of amortization expense related to the acquisition of NMHC, net of tax. Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted earnings per share because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets will contribute to revenue in the future period presented and periods beyond that and should also note that such expense will recur in future periods. The 2008 guidance of adjusted earnings per share were computed by taking the Company’s GAAP earnings per share guidance and adding back the expected impact of acquisition-related amortization expense, net of tax.
Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization, stock-based compensation, and certain other one-time charges. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense. Lastly, certain other one-time charges (including losses on disposals of capital assets) are excluded as these are not considered to be recurring items.
Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.
Management believes that adjusted earnings per share, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted earnings per share and adjusted EBITDA.
Adjusted earnings per share, adjusted EBITDA and adjusted prescription volume do not have standardized meanings prescribed by GAAP. The Company’s method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income is shown below:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited) (in thousands)

Adjusted EBITDA	$11,886	$3,687	$27,795	$14,869

Amortization of Deal-Related Intangibles	(3,053)	—	(5,089)	—

Depreciation & Amortization	(2,065)	(1,438)	(5,903)	(4,130)

Stock-Based Compensation	(902)	(1,101)	(3,006)	(2,250)

Net Loss on Disposal of Assets	—	—	—	(133)

Other Income	50	41	15	239

Interest (Expense) Income, Net	(1,101)	1,192	(198)	3,350

Income Tax Expense	(1,276)	299	(3,451)	(2,576)

Net Income	$3,539	$2,680	$10,163	$9,369

Non-GAAP Adjusted Earning Per Share

	For the three months	For the nine months
	ended Sept 30, 2008	ended Sept 30, 2008
	(unaudited)
	(in thousands, except per share data)

Net Income	$3,539	$10,163

Deal-Related Amortization (Net of Taxes)	2,244	3,801

Adjusted Net-Income	5,783	13,964

Adjusted EPS (diluted)	$0.24	$0.61
2On April 30, 2008, SXC closed the acquisition of NMHC. As a result, SXC has introduced some new segmentation and presentation of its financial results. Revenue is now segmented into two groups: Pharmacy Benefits Management (“PBM”) which includes informedRx, mail-order operations and specialty pharmacy, and Health Care Information Technology (“HCIT”). SXC records PBM revenue from NMHC exclusively on a gross basis which equates to the prescription price paid by consumers plus an administrative fee. The HCIT business records revenue only on the basis of the administrative fee; drug ingredient cost is not included in revenues or cost of claims.

The net effect is that SXC’s year-over-year revenues have increased dramatically while gross profit margin and adjusted EBITDA have increased in absolute dollar terms, but have declined as a percentage of total sales. These changes do not affect profitability on an absolute dollar or per share basis.
About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.
Forward-Looking Statements
Certain statements included herein, including those that express management’s expectations or estimates of our future performance, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed in our 2007 Annual Report on Form 10-K and 2008 Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.
For more information, please contact:

Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations — Canada	Investor Relations — U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands of U.S. dollars except share data)

	(unaudited)
	June 30,	December 31,
	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$51,590	$90,929
Restricted cash	17,790	—
Accounts receivable, net of allowance for doubtful accounts of $3,960 (December 31, 2007 - $605)	80,511	17,990
Rebates receivable	24,186	—
Unbilled revenue	1,092	1,195
Prepaid expenses and other	3,574	2,361
Inventory	6,777	242
Income tax recoverable	519	1,073
Deferred income tax asset, current	4,136	3,246

Total current assets	190,175	117,036

Property and equipment, net of accumulated depreciation of $17,717 (December 31, 2007 - $13,004)	20,216	13,629
Goodwill	145,695	15,996
Other intangible assets, net of accumulated amortization of $7,562 (December 31, 2007 - $4,734)	47,804	9,661
Deferred financing charges	1,595	—
Deferred income tax asset	6,122	3,157
Other assets	1,397	—

Total assets	$413,004	$159,479

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$7,003	$1,344
Customer deposits	13,801	2,506
Salaries and wages payable	11,254	2,909
Accrued liabilities	26,895	4,807
Pharmacy benefit management rebates payable	29,941	2,766
Pharmacy benefit claim payments payable	60,812	2,059
Deferred revenue	3,897	4,244
Current portion of long-term debt	2,640	—

Total current liabilities	156,243	20,635

Long-term debt, less current installments	45,120	—
Accrued liabilities	1,833	764
Deferred income tax liability	15,733	1,091
Deferred revenue	177	223
Deferred lease inducements	3,316	3,222
Deferred rent	1,460	1,087
Other	665	—

Total liabilities	224,547	27,022

Shareholders’ equity
Common stock: no par value, unlimited shares authorized; 24,043,382 issued and outstanding at September 30, 2008 (December 31, 2007 - 20,985,934)	146,207	103,520
Additional paid-in capital	11,449	8,299
Retained earnings	30,801	20,638

Total shareholders’ equity	188,457	132,457

Total liabilities and shareholders’ equity	$413,004	$159,479

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands of U.S. dollars except share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenue:
PBM	$297,178	$—	$502,038	$—
HCIT:
Transaction processing	11,631	13,180	38,167	40,106
Maintenance	3,998	4,142	12,338	12,330
Professional services	3,836	3,395	10,693	10,002
System sales	1,458	1,492	6,937	7,181

Total revenue	318,101	22,209	570,173	69,619

Cost of revenue:
PBM	272,654	—	460,700	—
HCIT	10,561	10,300	31,267	29,623

Total cost of revenue	283,215	10,300	491,967	29,623

Gross profit	34,886	11,909	78,206	39,996

Expenses:
Product development costs	2,486	2,419	7,425	7,999
Selling, general and administration	21,863	7,295	47,291	20,501
Depreciation of property and equipment	1,222	651	3,416	1,819
Amortization of intangible assets	3,449	396	6,277	1,188
Net loss on disposal of capital assets	—	—	—	133

	29,020	10,761	64,409	31,640

Operating income	5,866	1,148	13,797	8,356

Interest income	(508)	(1,219)	(2,209)	(3,435)
Interest expense	1,609	27	2,407	85

Net interest expense (income)	1,101	(1,192)	198	(3,350)

Other income	(50)	(41)	(15)	(239)

Income before income taxes	4,815	2,381	13,614	11,945

Income tax expense (benefit):
Current	3,356	(92)	5,335	3,033
Deferred	(2,080)	(207)	(1,884)	(457)

	1,276	(299)	3,451	2,576

Net income and comprehensive income	$3,539	$2,680	$10,163	$9,369

Earnings per share:
Basic	$0.15	$0.13	$0.45	$0.45
Diluted	$0.15	$0.12	$0.44	$0.43

Weighted average number of shares used in computing earnings per share:
Basic	23,891,438	20,852,239	22,616,694	20,698,438
Diluted	24,346,740	21,785,207	23,034,651	21,682,929

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$3,539	$2,680	$10,163	$9,369
Items not involving cash:
Stock-based compensation	902	1,101	3,006	2,250
Depreciation of property and equipment	1,669	1,042	4,715	2,942
Amortization of intangible assets	3,449	396	6,277	1,188
Deferred lease inducements and rent	(99)	83	(206)	468
Loss on disposal of property and equipment	—	—	—	133
Deferred income taxes	(2,080)	(207)	(1,884)	64
Tax benefit on option exercises	(719)	(179)	(799)	(2,395)
Gain on foreign exchange	(7)	15	(14)	(150)
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(4,970)	(3,706)	7,858	(3,882)
Rebates receivable	1,864	—	3,017	—
Restricted cash	(335)	—	(4,660)	—
Unbilled revenue	2	674	103	687
Prepaid expenses	(407)	(233)	915	10
Inventory	93	(16)	(171)	(22)
Income tax recoverable	1,264	(1,472)	1,618	6
Income taxes payable	—	—	—	(594)
Accounts payable	(768)	769	496	1,026
Accrued liabilities	1,211	693	(4,452)	(255)
Pharmacy benefit claim payments payable	2,585	2,284	1,049	(677)
Pharmacy benefit management rebates payable	(2,632)	1,687	(5,080)	1,093
Deferred revenue	(139)	705	(393)	785
Customer deposits	(1,172)	295	(1,070)	(313)
Other	20	—	111	—

Net cash provided by operating activities	3,270	6,611	20,599	11,733

Cash flows from investing activities:
Purchases of property and equipment	(2,556)	(529)	(5,970)	(6,710)
Lease inducements received	—	—	373	391
Acquisition	(892)	—	(102,562)	—
Proceeds from disposal of property and equipment	—	—	—	9

Net cash used in investing activities	(3,448)	(529)	(108,159)	(6,310)

Cash flows from financing activities:
Issuance of long-term debt	—	—	48,000	—
Payment of financing costs	—	—	(1,792)	—
Repayment of long-term debt	(120)	—	(240)	—
Proceeds from exercise of options	1,107	173	1,440	2,203
Tax benefit on option exercises	719	179	799	2,395

Net cash provided by financing activities	1,706	352	48,207	4,598

Effect of foreign exchange on cash balances	7	(15)	14	150

Increase(decrease) in cash and cash equivalents	1,535	6,419	(39,339)	10,171

Cash and cash equivalents, beginning of period	50,055	74,695	90,929	70,943

Cash and cash equivalents, end of period	$51,590	$81,114	$51,590	$81,114